Exhibit 99.1

FOR IMMEDIATE RELEASE
	CONTACT:	Diane Deskins
(240) 427-1047
deskinsd@cbtc.com
TRI-COUNTY FINANCIAL CORPORATION PARTICPATES IN THE
U.S. TREASURY CAPITAL PURCHASE PROGRAM
Waldorf, Md., December 19, 2008 — Tri-County Financial Corporation, the parent company of Community Bank of Tri-County, has received a $15.5 million investment from the U.S. Department of the Treasury in the form of 15,540 shares of preferred stock as a part of the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. The preferred stock carries a 5% annual dividend yield for five years, and 9% thereafter. In addition, the U.S. Treasury also exercised warrants under which it purchased an additional 777 shares of preferred stock, which carries a 9% annual dividend yield.
Additionally, in December 2007, the Company raised $7 million in capital through the private placement of stock. These actions have raised regulatory capital at Community Bank of Tri-County to $76.5 million as of November 30, 2008. At closing of the participation, the Bank will have a Tier-1 capital ratio of 14.16% and a risk-based capital ratio of 15.11%, well in excess of regulatory capital requirements of 4% and 8%, respectively.
“Our participation in the Capital Purchase Program is a testament to our sound banking practices over the past five decades. As a healthy institution, the U.S. Treasury is providing Community Bank of Tri-County with increased opportunities to enhance our already solid capital position and to pursue other growth opportunities in line with our strategic initiatives,” said Michael L. Middleton, Tri-County Financial Corporation President and Chairman.
The Capital Purchase Program, which is investing in banks nationwide, was established to allow healthy U.S. financial institutions to build capital and increase the flow of financing to U.S. businesses and consumers. The U.S. Department of Treasury determined eligibility and allocations through consultation with the bank’s federal regulators. Community Bank of Tri-County plans to use the additional capital to increase its lending activities in its market.
According to Federal Reserve Bank Chairman Ben Bernanke in his comments on November 18, 2008 before the Committee on Financial Services, U.S. House of Representatives, the value of the program in promoting financial stability has already been demonstrated.
“We look forward to working with the U.S. Department of the Treasury to help stabilize the U.S. economy and to improve the availability of credit to businesses and individuals throughout Southern Maryland,” said Mr. Middleton. “We have been an economic anchor in Southern Maryland since 1950. We are committed to enhancing and improving life in Southern Maryland and firmly believe that local businesses and strong communities create a diverse and prosperous region. Our participation in this program is an example of Community Bank’s continued support to our communities.” Community Bank of Tri-County is the oldest and largest independent financial institution headquartered in Southern Maryland with ten branches and approximately $675 million in assets. Community Bank of Tri-County branches are conveniently located throughout Charles, Calvert and St. Mary’s counties.
[If you would like an electronic copy this press release, please contact Diane Deskins at 240.427.1047 or deskinsd@cbtc.com]
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